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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE


           GERALD LABER JOINS QUALMARK CORPORATION BOARD OF DIRECTORS


         Contact:
              QUALMARK CORPORATION
              CHARLES JOHNSTON, President and CEO
              ANTHONY SCALESE, CFO
              303-254-8800
              Internet:  www.qualmark.com


(July 29, 2004) -- Denver, Colorado -- QualMark Corporation (OTCBB: QMRK) a world leader in designing, manufacturing and marketing HALT (Highly Accelerated Life Testing) and HASS (Highly Accelerated Stress Screening) systems, today announced the appointment of Gerald Laber to its Board of Directors and Audit Committee.

Mr. Laber spent 33 years with Arthur Andersen, LLP, including over 20 years as an audit partner with extensive experience in auditing public companies and dealing with financial statement disclosure and accounting matters. Mr. Laber is an active member of several Boards of Directors of publicly traded companies, including; SpectraLink (Nasdaq: SLNK), located in Boulder, Colorado; Healthetech, Inc. (Nasdaq: HETC), located in Golden, Colorado; Centennial Specialty Foods (Nasdaq: CHLE), located in Englewood, Colorado; and Scott's Liquid Gold, Inc. (OTCBB: SLGD.OB) located in Denver, Colorado. Mr. Laber is a member of the American Institute of Certified Public Accountants and the Colorado Society of Certified Public Accountants. Mr. Laber received his BS in Business Administration, with a major in accounting, from the University of South Dakota.

"We at QualMark are extremely pleased to have someone of Mr. Laber's character and experience join our organization. Mr. Laber's insight in accounting, finance, and corporate governance will be a great addition to the QualMark Board of Directors and Audit Committee," commented Charles Johnston, President and CEO.

QualMark Corporation, headquartered in Denver, Colorado is the leader in designing, marketing, and manufacturing accelerated life-testing systems providing the world's largest corporations with products that improve product reliability and allow them to get to market faster. The Company has installed more than 500 of its proprietary testing systems in 18 countries, operates ten of its own and partner testing and consulting facilities worldwide. The Company also offers engineering services and products that complement the core technologies of QualMark and other test equipment providers.

The statements included in this press release concerning predictions of economic performance and management's plans and objectives constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in the Company's Securities and Exchange Commission filings; downturns in the Company's primary markets; variability of order flow, future economic conditions; competitive products and pricing; new product development; disruptions in the Company's operations from acts of God or extended maintenance; transportation difficulties; or the delivery of product under existing contracts and other factors.